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                                                                    EXHIBIT 99.1

NEWS RELEASE DATED MAY 3, 2000




Contact:                                                             FOR RELEASE
Richard E. Moran Jr.                                                 May 3, 2000
Executive Vice President
and Chief Financial Officer
(310) 563-5533

or

Tyler H. Rose
Senior Vice President
and Treasurer
(310) 563-5531



                    KILROY REALTY CORPORATION REPORTS 11.9%
                    INCREASE IN FIRST QUARTER FFO PER SHARE

   LOS ANGELES, May 3, 2000 - Kilroy Realty Corporation (NYSE: KRC) today reported financial results for its first quarter ended March 31, 2000, with funds from operations (FFO) of $20.7 million, or $0.66 per share, up 11.9% on a per-share basis from $18.8 million, or $0.59 per share, in the first quarter of 1999. Net income in the first quarter was $9.6 million, or $0.35 per share, compared to $9.9 million, or $0.36 per share, in the year-earlier quarter. Revenues totaled $43.8 million, up from $37.6 million a year ago. All per-share amounts are presented on a diluted basis.

   "Market conditions for commercial real estate in Southern California remain strong and steady," said John B. Kilroy, Jr., KRC's president and chief executive officer. "With this healthy backdrop, we continue to execute an ambitious development program that includes a committed pipeline that will add $284 million in new properties to our portfolio over the next three years."

   During the first quarter, KRC completed 72,000 square feet of office space in the Del Mar submarket of San Diego for a total investment of approximately $15.6 million. The property was
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100% leased on completion. Overall occupancy for the company's portfolio at first quarter's end, including the newly stabilized property, was 97%.

   KRC's committed development pipeline of nearly 1.4 million square feet of office space in Southern California is already 88% pre-leased or otherwise committed, with individual properties scheduled for completion at various dates through 2002.

   The company repurchased 1,999,300 shares during the first quarter at an average price per share of $20.58. KRC has now completed the repurchase of approximately 2.3 million shares of its announced three-million share repurchase program.

KRC Acquires Note Securing Key El Segundo Office Project

   Earlier this week, KRC initiated actions that has put it in a position to potentially acquire the last remaining commercial property developed by Kilroy Industries and still privately held by Kilroy Airport Imperial Co. ("KAICO") which is owned and controlled by the Kilroy family. The project consists of two office buildings, totaling 366,000 square feet, and a parking structure, which are located at the corner of Imperial Highway and Sepulveda Boulevard in El Segundo, a prime gateway location to Los Angeles International Airport. One of the buildings is fully-leased to Hughes Aircraft Company ("Hughes") and the other is vacant.

   On May 1, 2000, KRC purchased an outstanding $71 million note on the property held by an institutional lender for a discounted price of $45.3 million. The loan has a principal balance of $61 million and accrued interest of $10 million. In addition, the company has agreed to pay KAICO a total of $3.7 million: $2.3 million in reimbursement of expenditures incurred by KAICO since 1997, and $1.4 million to be paid at a later date for modification to an existing option that Kilroy Realty, L.P. holds to purchase the property. The option to purchase the property is subject to a Hughes right of first offer. In the event that KRC were to acquire the property, the company estimates that it could invest an additional $20 million to $30 million in the property.

   Some of the information presented in this release is forward-looking in nature. Although the information is based on the company's current best judgment, actual results could vary from expectations stated here. Numerous factors will affect KRC's actual results, some of which are beyond the company's control. These include the timing and strength of regional economic growth, the strength of commercial and industrial real estate markets, competitive market
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conditions, future interest rate levels and capital market conditions. For further information, please see KRC's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

  Kilroy Realty Corporation is a Southern California-based real estate investment trust active in the office and industrial property sectors. For more than 50 years, the company has owned, developed, acquired and managed real estate assets in the coastal regions of California and Washington. Principal submarkets for the company's current development projects include Los Angeles, San Diego and Long Beach where the company's total development program is over $550 million. At March 31, 2000, the company owned 6.2 million square feet of commercial office space and 6.4 million square feet of industrial space. More information on Kilroy Realty can be found at www.kilroyrealty.com.
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